Exhibit 99.1

ALTRIA REPORTS 2019 FIRST-QUARTER RESULTS;
REAFFIRMS 2019 FULL-YEAR EARNINGS GUIDANCE

RICHMOND, Va. - April 25, 2019 - Altria Group, Inc. (Altria) (NYSE: MO) today announces its 2019 first-quarter business results and reaffirms its guidance for 2019 full-year adjusted diluted earnings per share (EPS).

“After taking steps to position Altria for long-term success at the end of 2018, we entered 2019 with an evolved business platform that includes our strong core tobacco businesses and new strategic investments with tremendous potential for growth,” said Howard Willard, Altria’s Chairman and Chief Executive Officer. “We believe we’ve made significant progress in the first quarter on key initiatives to realize the potential of our evolved business platform.”
“As expected, Altria's first quarter adjusted diluted EPS declined in the mid-single digit range as we incurred higher interest expense as a result of our recently issued debt, without the full benefit of savings from our cost reduction program, which began to ramp up at the end of the quarter. We continue to expect full-year adjusted diluted EPS growth of 4% to 7%.”

As previously announced, a conference call with the investment community and news media will be webcast on April 25, 2019 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts and via the Altria Investor app.

Altria Headline Financials[1]

($ in millions, except per share data)	Q1 2019	Change vs. Q1 2018
Net revenues	$5,628	(7.9)%
Revenues net of excise taxes	$4,389	(6.0)%

Reported tax rate	26.1%	2.9 pp
Adjusted tax rate	24.0%	0.8 pp

Reported diluted EPS	$0.60	(40.0)%
Adjusted diluted EPS	$0.90	(5.3)%
1 “Adjusted” financial measures presented in this release exclude the impact of special items. See “Basis of Presentation” for more information.

Cash Returns to Shareholders
Dividends:

•	Altria’s current annualized dividend rate is $3.20 per share, representing an annualized dividend yield of 5.9% as of April 22, 2019.

•	Altria paid $1.5 billion in dividends in the first quarter.

•
Altria expects to maintain a dividend payout ratio target of approximately 80% of adjusted diluted EPS. Future dividend payments remain subject to the discretion of Altria’s Board of Directors (Board).

6601 West Broad Street, Richmond VA 23230

Share Repurchase Program:

•	Altria repurchased 2.7 million shares in the first quarter at an average price of $56.34 per share, for a cost of $151 million.

•
As of March 31, 2019, Altria had $195 million remaining in the current $2 billion share repurchase program, which Altria expects to complete by the end of the second quarter of 2019. The timing of share repurchases depends upon marketplace conditions and other factors, and this program remains subject to the discretion of the Board.

Transactions & Financing Matters

•
Altria completed its investment of $1.8 billion (CAD $2.4 billion) in Cronos. Altria’s investment represents a 45% economic and voting interest in Cronos with a warrant, if exercised in full, to acquire an additional 10% equity stake. Altria also received certain anti-dilution protections to purchase Cronos shares to maintain its ownership percentage upon the occurrence of specified events.

◦
Altria will record Cronos-related financial instruments at fair value each quarter. As such, there may be significant reported earnings volatility, primarily driven by quarterly adjustments related to movement in Cronos’ stock price. Any fair-value adjustment is non-cash and will be reported as a special item.*

•
Altria filed its Hart-Scott-Rodino (HSR) notification with the U.S. Federal Trade Commission (FTC) in the first quarter related to the proposed conversion of its interest in JUUL to voting securities pursuant to the terms of its investment. In April, Altria received a request for additional information and documents from the FTC relating to its HSR filing.

•
Altria issued $16.3 billion of debt in the form of senior unsecured notes in the European and U.S. markets. Altria used the net proceeds to repay the term loan that it used to fund the JUUL investment, to fund the Cronos investment and for other general corporate purposes. The weighted-average coupon of the notes is approximately 4.1%.

*See “Special Items” below for description of first quarter 2019 adjustment.

Cost Reduction Program

•
In December 2018, Altria announced a cost reduction program that it expects to deliver approximately $575 million in annualized cost savings by the end of 2019 (Cost Reduction Program). The program includes, among other things, third-party spending reductions across Altria’s businesses and workforce reductions.

•	Altria recorded pre-tax charges of $61 million in the first quarter of 2019 related to the program.

2019 Full-Year Guidance
Altria reaffirms its guidance for 2019 full-year adjusted diluted EPS to be in a range of $4.15 to $4.27, representing a growth rate of 4% to 7% from an adjusted diluted EPS base of $3.99 in 2018, as shown in Schedule 6. Altria’s 2019 guidance reflects its expectation for a higher full-year adjusted effective tax rate, primarily resulting from lower dividends from AB InBev; increased interest expense from the debt incurred to fund the Cronos and JUUL transactions; savings from the Cost Reduction Program, which Altria expects to build over the course of the year to an annualized level of approximately $575 million; and increased investments related to PM USA’s lead market plans for launching IQOS, once authorized by the FDA. The guidance assumes little-to-no earnings or cash contributions from the Cronos and JUUL investments.

This guidance range excludes the special items for the first quarter of 2019 shown in Table 1 and additional estimated per share charges of: (i) $0.03 of tax expense resulting from the Tax Cuts and Jobs Act (Tax Reform Act) related to a tax basis adjustment to Altria’s AB InBev investment; and (ii) $0.02 in charges associated with the Cost Reduction Program.

Altria revises its estimate for the 2019 full-year total domestic cigarette industry volume decline rate to a range of 4% to 5%, primarily due to increased gas prices and other factors that Altria believes impacted adult tobacco consumer behavior in the first quarter of 2019.

Altria reaffirms its 2019 full-year adjusted effective tax rate to be in a range of 23.5% to 24.5%.

Altria’s full-year adjusted diluted EPS guidance and full-year forecast for its adjusted effective tax rate exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, for example, restructuring charges, asset impairment charges, acquisition-related costs, gain/loss on AB InBev/SABMiller plc (SABMiller) business combination, AB InBev special items, gain/loss on Cronos-related financial instruments, certain tax items, charges associated with tobacco and health litigation items, and resolutions of certain non-participating manufacturer (NPM) adjustment disputes under the Master Settlement Agreement (such dispute resolutions are referred to as NPM Adjustment Items).
Altria’s management cannot estimate on a forward-looking basis the impact of certain income and expense items, including those items noted in the preceding paragraph, on its reported diluted EPS or its reported effective tax rate because these items, which could be significant, may be infrequent, are difficult to predict and may be highly variable. As a result, Altria does not provide a corresponding U.S. generally accepted accounting principles (GAAP) measure for, or reconciliation to, its adjusted diluted EPS guidance or its adjusted effective tax rate forecast.
The factors described in the “Forward-Looking and Cautionary Statements” section of this release represent continuing risks to Altria’s forecast.
ALTRIA GROUP, INC.

See “Basis of Presentation” below for an explanation of financial measures and reporting segments discussed in this release.

Financial Performance

•	Net revenues decreased 7.9% to $5.6 billion primarily due to lower net revenues in the smokeable products segment. Revenues net of excise taxes decreased 6.0% to $4.4 billion.

•
Reported diluted EPS decreased 40.0% to $0.60, primarily driven by the 2019 unrealized loss on Cronos-related financial instruments (substantially all of which was non-cash), lower reported equity earnings from AB InBev (which included AB InBev special items), higher asset impairment, exit, implementation and acquisition-related costs, higher ongoing interest expense and 2018 NPM Adjustment Items, partially offset by higher reported operating companies income (OCI) in the smokeless products segment.

•
Adjusted diluted EPS decreased 5.3% to $0.90, primarily driven by higher ongoing interest expense and lower adjusted equity earnings from AB InBev, partially offset by higher adjusted OCI in the smokeless products segment.

Table 1 - Altria’s Adjusted Results

	First Quarter
	2019	2018	Change
Reported diluted EPS	$0.60	$1.00	(40.0)%
Asset impairment, exit, implementation and acquisition-related costs	0.06	—
Tobacco and health litigation items	0.01	0.01
AB InBev special items	0.05	(0.04)
Loss on Cronos-related financial instruments	0.17	—
NPM Adjustment Items	—	(0.03)
Loss on AB InBev/SABMiller business combination	—	0.01
Tax items	0.01	—
Adjusted diluted EPS	$0.90	$0.95	(5.3)%
Note: For details of pre-tax, tax and after-tax amounts, see Schedule 5.

Special Items
The EPS impact of the following special items is shown in Table 1 and Schedule 5.
Asset Impairment, Exit, Implementation and Acquisition-Related Costs

•
In the first quarter of 2019, Altria recorded pre-tax charges of $159 million (or $0.06 per share) for acquisition-related costs associated with the Cronos and JUUL transactions and the Cost Reduction Program.

AB InBev Special Items

•
In the first quarter of 2019, equity earnings from AB InBev included pre-tax charges of $114 million (or $0.05 per share), consisting primarily of Altria’s share of AB InBev’s mark-to-market losses on AB InBev’s derivative financial instruments used to hedge certain share commitments.

•
In the first quarter of 2018, equity earnings from AB InBev included net pre-tax income of $117 million (or $0.04 per share), consisting primarily of Altria’s share of AB InBev’s estimated effect of the Tax Reform Act, partially offset by Altria’s share of AB InBev’s mark-to-market losses on AB InBev’s derivative financial instruments used to hedge certain share commitments.

Loss on Cronos-related Financial Instruments

•
In the first quarter of 2019, Altria recorded a pre-tax unrealized loss of $425 million (or $0.17 per share) primarily resulting from the non-cash change in the fair value of Cronos-related financial instruments to acquire additional shares in Cronos.

NPM Adjustment Items

•	In the first quarter of 2018, Altria recorded pre-tax income of $68 million (or $0.03 per share) for an NPM adjustment settlement with nine states.

SMOKEABLE PRODUCTS

Revenues and OCI

•	Net revenues decreased 8.8%, as lower shipment volume was partially offset by higher pricing and lower promotional investments. Revenues net of excise taxes decreased 7.0%.

•
Reported OCI decreased 5.2%, as lower shipment volume, 2018 NPM Adjustment Items and higher asset impairment, exit and implementation costs were partially offset by higher pricing, lower promotional investments and lower costs.

•
Adjusted OCI was essentially unchanged, as lower shipment volume was offset by higher pricing, lower promotional investments and lower costs. Adjusted OCI margins increased 3.6 percentage points to 53.3%.

Table 2 - Smokeable Products: Revenues and OCI ($ in millions)

	First Quarter
	2019	2018	Change
Net revenues	$4,935	$5,414	(8.8)%
Excise taxes	(1,203)	(1,401)
Revenues net of excise taxes	$3,732	$4,013	(7.0)%

Reported OCI	$1,932	$2,038	(5.2)%
NPM Adjustment Items	—	(68)
Asset impairment, exit and implementation costs	44	1
Tobacco and health litigation items	15	24
Adjusted OCI	$1,991	$1,995	(0.2)%
Adjusted OCI margins [1]	53.3%	49.7%	3.6 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Shipment Volume

•
Smokeable products segment reported domestic cigarette shipment volume declined 14.3%, primarily driven by trade inventory movements, the industry’s rate of decline, retail share losses and one fewer shipping day.

•	When adjusted for trade inventory movements and one fewer shipping day, smokeable products segment domestic cigarette shipment volume decreased by an estimated 7%.

•	When adjusted for trade inventory movements and one fewer shipping day, total domestic cigarette industry volumes declined by an estimated 5%.

•	Reported cigar shipment volume increased 1.1%.

Table 3 - Smokeable Products: Shipment Volume (sticks in millions)

	First Quarter
	2019	2018	Change
Cigarettes:
Marlboro	20,467	23,653	(13.5)%
Other premium	1,165	1,409	(17.3)%
Discount	1,962	2,460	(20.2)%
Total cigarettes	23,594	27,522	(14.3)%

Cigars:
Black & Mild	380	375	1.3%
Other	2	3	(33.3)%
Total cigars	382	378	1.1%

Total smokeable products	23,976	27,900	(14.1)%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes units sold for distribution to Puerto Rico, and units sold in U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to the smokeable products segment.

Brand Activity and Retail Share
Brand Activity

•	PM USA launched Marlboro Rewards nationally in January 2019.

•	PM USA announced the national expansion of Marlboro Smooth Ice, a menthol offering, with innovative reseal pack technology starting in April.

•	Nat Sherman announced plans to expand Nat’s nationally starting in April.

Retail Share

•	Marlboro retail share declined 0.2 share points to 43.1% from the year ago period and is unchanged sequentially from the fourth quarter of 2018.

•	Nat’s first-quarter 2019 share was 0.3 share points in states selling the product.

Table 4 - Smokeable Products: Cigarettes Retail Share (percent)

	First Quarter
	2019	2018	Percentage point change
Cigarettes:
Marlboro	43.1%	43.3%	(0.2)
Other premium	2.5	2.6	(0.1)
Discount	4.2	4.6	(0.4)
Total cigarettes	49.8%	50.5%	(0.7)
Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). This service is not designed to capture sales through other channels, including the internet, direct mail and some illicitly tax-advantaged outlets. It is IRI’s standard practice to periodically refresh its services, which could restate retail share results that were previously released in this service.

SMOKELESS PRODUCTS

Revenues and OCI

•	Net revenues increased 2.9%, primarily driven by higher pricing and lower promotional investments, partially offset by lower shipment volume. Revenues net of excise taxes increased 3.2%.

•
Reported OCI increased 5.9%, primarily driven by higher pricing, lower promotional investments and lower costs, partially offset by lower shipment volume and higher asset impairment, exit and implementation costs.

•
Adjusted OCI increased 7.9%, primarily driven by higher pricing, lower promotional investments and lower costs, partially offset by lower shipment volume. Adjusted OCI margins increased 3.1 percentage points to 72.1%.

Table 5 - Smokeless Products: Revenues and OCI ($ in millions)

	First Quarter
	2019	2018	Change
Net revenues	$540	$525	2.9%
Excise taxes	(31)	(32)
Revenues net of excise taxes	$509	$493	3.2%

Reported OCI	$358	$338	5.9%
Asset impairment, exit and implementation costs	9	2
Adjusted OCI	$367	$340	7.9%
Adjusted OCI margins [1]	72.1%	69.0%	3.1 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Shipment Volume

•
Smokeless products segment reported domestic shipment volume declined 2.2%, primarily driven by the industry’s rate of decline and one fewer shipping Monday. When adjusted for trade inventory movements and calendar differences, smokeless products segment shipment volume declined an estimated 1%.

•	Total smokeless industry volume declined by an estimated 1.5% over the past six months.

Table 6 - Smokeless Products: Shipment Volume (cans and packs in millions)

	First Quarter
	2019	2018	Change
Copenhagen	125.2	124.4	0.6%
Skoal	50.3	55.0	(8.5)%
Copenhagen and Skoal	175.5	179.4	(2.2)%
Other	15.9	16.3	(2.5)%
Total smokeless products	191.4	195.7	(2.2)%
Note: Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is not material to the smokeless products segment. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can-for-can basis. To calculate volumes of cans and packs shipped, one pack of snus, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST.

Brand Activity and Retail Share
Brand Activity

•
USSTC presented at the Tobacco Products Scientific Advisory Committee meeting in February 2019, related to its modified risk tobacco product application for Copenhagen Snuff. The committee overwhelmingly voted that USSTC’s proposed modified risk claim is fully supported by scientific evidence.

•
USSTC announced plans to open a dedicated store in Nashville. The store is designed to reinforce Copenhagen’s leading equity position among adult dippers and its 100% American craftsmanship positioning.

Retail Share

•	Copenhagen retail share grew 0.7 share points to 35.0%.

•	Skoal retail share declined 0.8 share points to 15.4%.

Table 7 - Smokeless Products: Retail Share (percent)

	First Quarter
	2019	2018	Percentage point change
Copenhagen	35.0%	34.3%	0.7
Skoal	15.4	16.2	(0.8)
Copenhagen and Skoal	50.4	50.5	(0.1)
Other	3.5	3.3	0.2
Total smokeless products	53.9%	53.8%	0.1
Note: Retail share results for smokeless products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes on the number of cans and packs sold. Smokeless products is defined by IRI as moist smokeless and spit-free tobacco products. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing MST products on a can-for-can basis. For example, one pack of snus, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.

WINE

Revenues, OCI and Shipment Volume

•	Net revenues increased 6.3%, primarily driven by higher shipment volume, partially offset by higher promotional investments.

•	Reported and adjusted OCI decreased $2 million, primarily driven by higher costs and higher promotional investments, partially offset by higher shipment volume.

•	Reported wine shipment volume increased 8.0% to approximately 1.9 million cases.

Table 8 - Wine: Revenues and Operating Companies (Loss) Income ($ in millions)

	First Quarter
	2019	2018	Change
Net revenues	$151	$142	6.3%
Excise taxes	(5)	(5)
Revenues net of excise taxes	$146	$137	6.6%

Reported and Adjusted OCI	$15	$17	(11.8)%
OCI margins [1]	10.3%	12.4%	(2.1) pp
1 OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Altria's Profile
Altria’s wholly-owned subsidiaries include Philip Morris USA Inc. (PM USA), U.S. Smokeless Tobacco Company LLC (USSTC), John Middleton Co. (Middleton), Sherman Group Holdings, LLC and its subsidiaries (Nat Sherman), Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and Philip Morris Capital Corporation (PMCC). Altria holds equity investments in Anheuser-Busch InBev SA/NV (AB InBev), JUUL Labs, Inc. (JUUL) and Cronos Group Inc. (Cronos).
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen® and Skoal®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™, Torres® and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission.
More information about Altria is available at altria.com and on the Altria Investor app, or follow us on Twitter, Facebook and LinkedIn.

Basis of Presentation
Altria reports its financial results in accordance with GAAP. Altria’s management reviews OCI, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, the segments. Altria’s management also reviews certain financial results, including OCI, OCI margins and diluted EPS, on an adjusted basis, which excludes certain income and expense items, including those items noted under “2019 Full-Year Guidance.” Altria’s management does not view any of these special items to be part of Altria’s underlying results as they may be highly variable, may be infrequent, are difficult to predict and can distort underlying business trends and results. Altria’s management also reviews income tax rates on an adjusted basis. Altria’s adjusted effective tax rate may exclude certain tax items from its reported effective tax rate. Altria’s management believes that adjusted financial measures provide useful additional insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of historical adjusted financial measures to corresponding GAAP measures are provided in this release.
Altria uses the equity method of accounting for its investment in AB InBev and Cronos and reports its share of AB InBev’s and Cronos’s results using a one-quarter lag because AB InBev’s and Cronos’s results are not available in time to record them in the concurrent period. The one-quarter reporting lag for AB InBev and Cronos does not affect Altria’s cash flows. Altria accounts for its investment in JUUL as an investment in an equity security. If and when antitrust clearance is obtained, Altria expects to account for its investment in JUUL under the equity method of accounting.
Altria’s reportable segments are smokeable products, including combustible cigarettes and cigars manufactured and sold by PM USA, Middleton and Nat Sherman; smokeless products, including moist smokeless tobacco and snus products manufactured and sold by USSTC; and wine, produced and/or distributed by Ste. Michelle. Results for innovative tobacco products and PMCC are included in “All Other.”
Comparisons are to the corresponding prior-year period unless otherwise stated.

Forward-Looking and Cautionary Statements
This release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2018. These factors include the following: significant competition; changes in adult consumer preferences and demand for Altria’s operating companies’ products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with, and investments in, third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.
Altria and its tobacco businesses are also subject to federal, state and local government regulation, including by the FDA. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.
In addition, the factors related to Altria’s investment in AB InBev include the following: the risk that Altria’s equity securities in AB InBev are subject to restrictions on transfer until October 10, 2021; the risk that Altria’s reported earnings from and carrying value of its equity investment in AB InBev and the dividends paid by AB InBev on shares owned by Altria may be adversely affected by unfavorable foreign currency exchange rates and other factors, including the risks encountered by AB InBev in its business; the risk that the tax treatment of Altria’s transaction consideration from the AB InBev/SABMiller business combination and the accounting treatment of its equity investment are not guaranteed; and the risk that the tax treatment of Altria’s investment in AB InBev may not be as favorable as Altria anticipates.
The factors related to Altria’s investment in JUUL include the following: the possibility that regulatory approvals required for the conversion of the shares into voting shares may not be obtained in a timely manner, if at all; and that such approvals may be subject to unanticipated conditions; the possibility that the expected benefits of the transaction may not materialize in the expected manner or timeframe, if at all; the potential inaccuracy of the financial projections (including projections relating to JUUL’s domestic growth and international expansion); prevailing economic, market, regulatory or business conditions, or changes in such conditions, negatively affecting the parties; the risk of a downgrade in Altria’s credit ratings; risks that the transaction disrupts JUUL’s current plans and operations; the fact that Altria’s reported earnings, financial position and expected use of equity accounting and any future dividends paid by JUUL on shares owned by Altria may be adversely affected by tax and other factors, including the risks encountered (including regulatory and litigation risks) and decisions made by JUUL in its business; risks related to the investment disrupting Altria, JUUL or their respective management; and risks relating to the effect of the transaction on JUUL’s ability to retain and hire key personnel or on its relationships with customers, suppliers and other third parties.
The factors related to Altria’s investment in Cronos include the following: the possibility that the expected benefits of the transaction may not materialize in the expected manner or timeframe, if at all; the potential inaccuracy of the financial projections; prevailing economic, market, or business conditions negatively affecting the parties; risks that the transaction disrupts Cronos’s current plans and operations; the fact that Altria’s reported earnings and financial position and any dividends paid by Cronos on shares owned by Altria may be adversely affected by unfavorable foreign currency exchange rates, tax and other factors, including the risks encountered by Cronos in its business; risks related to the disruption of the transaction to Altria, Cronos and their respective management; and risks relating to the effect of the transaction on Cronos’s ability to retain and hire key personnel and maintain relationships with customers, suppliers and other third parties.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

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Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended March 31,
(dollars in millions, except per share data)
(Unaudited)

	2019	2018	% Change

Net revenues	$5,628	$6,108	(7.9)%
Cost of sales [1]	1,578	1,734
Excise taxes on products [1]	1,239	1,438
Gross profit	2,811	2,936	(4.3)%
Marketing, administration and research costs	479	567
Asset impairment and exit costs	39	2
Operating companies income	2,293	2,367	(3.1)%
Amortization of intangibles	8	5
General corporate expenses	46	46
Corporate asset impairment and exit costs	1	—
Operating income	2,238	2,316	(3.4)%
Interest and other debt expense, net	384	166
Net periodic benefit income, excluding service cost	(1)	(7)
Earnings from equity investment in AB InBev	(86)	(342)
Loss on Cronos-related financial instruments	425	—
Loss on AB InBev/SABMiller business combination	—	33
Earnings before income taxes	1,516	2,466	(38.5)%
Provision for income taxes	395	571
Net earnings	1,121	1,895	(40.8)%
Net earnings attributable to noncontrolling interests	(1)	(1)
Net earnings attributable to Altria	$1,120	$1,894	(40.9)%

Per share data:
Basic and diluted earnings per share attributable to Altria	$0.60	$1.00	(40.0)%

Weighted-average diluted shares outstanding	1,874	1,899	(1.3)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 3.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended March 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2019	$4,935	$540	$151	$2	$5,628
2018	5,414	525	142	27	6,108
% Change	(8.8)%	2.9%	6.3%	(92.6)%	(7.9)%

Reconciliation:
For the quarter ended March 31, 2018	$5,414	$525	$142	$27	$6,108
Operations	(479)	15	9	(25)	(480)
For the quarter ended March 31, 2019	$4,935	$540	$151	$2	$5,628

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2019	$1,932	$358	$15	$(12)	$2,293
2018	2,038	338	17	(26)	2,367
% Change	(5.2)%	5.9%	(11.8)%	53.8%	(3.1)%

Reconciliation:
For the quarter ended March 31, 2018	$2,038	$338	$17	$(26)	$2,367

NPM Adjustment Items - 2018	(68)	—	—	—	(68)
Asset impairment, exit and implementation costs - 2018	1	2	—	—	3
Tobacco and health litigation items - 2018	24	—	—	—	24
	(43)	2	—	—	(41)

Asset impairment, exit and implementation costs - 2019	(44)	(9)	—	5	(48)
Tobacco and health litigation items - 2019	(15)	—	—	—	(15)
	(59)	(9)	—	5	(63)
Operations	(4)	27	(2)	9	30
For the quarter ended March 31, 2019	$1,932	$358	$15	$(12)	$2,293

		Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended March 31,
	2019	2018
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,203	$1,401
Smokeless products	31	32
Wine	5	5
	$1,239	$1,438

The segment detail of charges for resolution expenses related to state settlement agreements included in cost of sales is as follows:

Smokeable products	$911	$1,017
Smokeless products	2	2
	$913	$1,019

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$72	$69
Smokeless products	1	1
	$73	$70

		Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended March 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2019 Net Earnings	$1,120	$0.60
2018 Net Earnings	$1,894	$1.00
% Change	(40.9)%	(40.0)%

Reconciliation:
2018 Net Earnings	$1,894	$1.00

2018 NPM Adjustment Items	(51)	(0.03)
2018 AB InBev special items	(92)	(0.04)
2018 Asset impairment, exit and implementation costs	2	—
2018 Tobacco and health litigation items	20	0.01
2018 Loss on AB InBev/SABMiller business combination	26	0.01
2018 Tax items	1	—
Subtotal 2018 special items	(94)	(0.05)

2019 AB InBev special items	(90)	(0.05)
2019 Asset impairment, exit, implementation and acquisition-related costs	(125)	(0.06)
2019 Tobacco and health litigation items	(13)	(0.01)
2019 Loss on Cronos-related financial instruments	(328)	(0.17)
2019 Tax items	(19)	(0.01)
Subtotal 2019 special items	(575)	(0.30)

Fewer shares outstanding	—	0.01
Change in tax rate	(17)	(0.01)
Operations	(88)	(0.05)
2019 Net Earnings	$1,120	$0.60

				Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Quarters Ended March 31,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria	Diluted EPS
2019 Reported	$1,516	$395	$1,121	$1,120	$0.60
AB InBev special items	114	24	90	90	0.05
Asset impairment, exit, implementation and acquisition-related costs	159	34	125	125	0.06
Tobacco and health litigation items	17	4	13	13	0.01
Loss on Cronos-related financial instruments	425	97	328	328	0.17
Tax items	—	(19)	19	19	0.01
2019 Adjusted for Special Items	$2,231	$535	$1,696	$1,695	$0.90

2018 Reported	$2,466	$571	$1,895	$1,894	$1.00
NPM Adjustment Items	(68)	(17)	(51)	(51)	(0.03)
AB InBev special items	(117)	(25)	(92)	(92)	(0.04)
Asset impairment, exit and implementation costs	3	1	2	2	—
Tobacco and health litigation items	28	8	20	20	0.01
Loss on AB InBev/SABMiller business combination	33	7	26	26	0.01
Tax items	—	(1)	1	1	—
2018 Adjusted for Special Items	$2,345	$544	$1,801	$1,800	$0.95

2019 Reported Net Earnings				$1,120	$0.60
2018 Reported Net Earnings				$1,894	$1.00
% Change				(40.9)%	(40.0)%

2019 Net Earnings Adjusted for Special Items				$1,695	$0.90
2018 Net Earnings Adjusted for Special Items				$1,800	$0.95
% Change				(5.8)%	(5.3)%

					Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Year Ended December 31, 2018
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria	Diluted EPS
2018 Reported	$9,341	$2,374	$6,967	$6,963	$3.68
NPM Adjustment Items	(145)	(36)	(109)	(109)	(0.06)
Tobacco and health litigation items	131	33	98	98	0.05
AB InBev special items	(85)	(17)	(68)	(68)	(0.03)
Asset impairment, exit, implementation and acquisition-related costs	538	106	432	432	0.23
Loss on AB InBev/SABMiller business combination	33	7	26	26	0.01
Tax items	—	(197)	197	197	0.11
2018 Adjusted for Special Items	$9,813	$2,270	$7,543	$7,539	$3.99

		Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	March 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$3,352	$1,333
Inventories	2,356	2,331
Other current assets	554	635
Property, plant and equipment, net	1,922	1,938
Goodwill and other intangible assets, net	17,523	17,475
Investments in equity securities	32,015	30,496
Other long-term assets	1,511	1,430
Total assets	$59,233	$55,638

Liabilities and Stockholders’ Equity
Short-term borrowings	$—	$12,704
Current portion of long-term debt	2,144	1,144
Accrued settlement charges	4,367	3,454
Other current liabilities	3,608	3,891
Long-term debt	27,024	11,898
Deferred income taxes	5,353	5,172
Accrued postretirement health care costs	1,764	1,749
Accrued pension costs	497	544
Other long-term liabilities	357	254
Total liabilities	45,114	40,810
Redeemable noncontrolling interest	38	39
Total stockholders’ equity	14,081	14,789
Total liabilities and stockholders’ equity	$59,233	$55,638

Total debt	$29,168	$25,746

Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Calculation of Total Debt to Adjusted EBITDA and Net Debt to Adjusted EBITDA Ratios
For the Twelve Months Ended March 31, 2019
(dollars in millions)
(Unaudited)

Twelve Months Ended March 31, 2019
Consolidated Net Earnings	$6,193
Equity earnings and noncontrolling interests, net	(639)
Loss on Cronos-related financial instruments	425
Dividends from less than 50% owned affiliates	658
Provision for income taxes	2,198
Depreciation and amortization	227
Asset impairment and exit costs	421
Interest and other debt expense, net	883
Consolidated EBITDA [1]	$10,366

Current portion of long-term debt	$2,144
Long-term debt	27,024
Total Debt [2]	29,168
Cash and cash equivalents[3]	3,352
Net Debt [4]	$25,816

Ratios:
Total Debt / Consolidated EBITDA	2.8
Net Debt / Consolidated EBITDA	2.5

[1] Reflects the term “Consolidated EBITDA” as defined in Altria’s senior unsecured revolving credit agreement.

[2] Reflects total debt as presented on Altria’s Condensed Consolidated Balance Sheet at March 31, 2019. See Schedule 7.

[3]Reflects cash and cash equivalents as presented on Altria’s Condensed Consolidated Balance Sheet at March 31, 2019. See Schedule 7.

[4] Reflects total debt, less cash and cash equivalents at March 31, 2019.

										Schedule 9
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Quarters Ended March 31,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	Asset impairment and exit costs	General corporate expenses	Corporate asset impairment and exit costs	Interest and other debt expense, net	Net periodic benefit income, excluding service cost	Earnings from equity investment in AB InBev	Loss on Cronos-related financial instruments	Loss on AB InBev/SABMiller business combination
2019 Special Items - (Income) Expense
AB InBev special items	$—	$—	$—	$—	$—	$—	$—	$114	$—	$—
Asset impairment, exit, implementation and acquisition-related costs	—	9	39	2	1	96	12	—	—	—
Tobacco and health litigation items	—	15	—	—	—	2	—	—	—	—
Loss on Cronos-related financial instruments	—	—	—	—	—	—	—	—	425	—

2018 Special Items - (Income) Expense
NPM Adjustment Items	$(68)	$—	$—	$—	$—	$—	$—	$—	$—	$—
AB InBev special items	—	—	—	—	—	—	—	(117)	—	—
Asset impairment, exit and implementation costs	1	—	2	—	—	—	—	—	—	—
Tobacco and health litigation items	—	24	—	—	—	4	—	—	—	—
Loss on AB InBev/SABMiller business combination	—	—	—	—	—	—	—	—	—	33

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.